Exhibit 99

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the Reform Act), Ball is hereby filing cautionary statements identifying important factors that could cause Ball’s actual results to differ materially from those projected in forward-looking statements of Ball. Forward-looking statements may be made in several different contexts; for example, in the quarterly and annual earnings news releases, the quarterly earnings conference calls hosted by the company, public presentations at investor and credit conferences, the company’s Annual Report and in annual and periodic communications with investors. The Form 10-Q may contain forward-looking statements. As time passes, the relevance and accuracy of forward-looking statements may change. The company currently does not intend to update any particular forward-looking statement except as it deems necessary at quarterly or annual release of earnings. You are advised, however, to consult any further disclosures Ball makes on related subjects in our 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission. The Reform Act defines forward-looking statements as statements that express or imply an expectation or belief and contain a projection, plan or assumption with regard to, among other things, future revenues, income, earnings per share, cash flow or capital structure. Such statements of future events or performance involve estimates, assumptions and uncertainties, and are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause Ball’s actual results to differ materially from those contained in forward-looking statements made by or on behalf of Ball.

Some important factors that could cause Ball’s actual results or outcomes to differ materially from those expressed or implied and discussed in forward-looking statements include, but are not limited to:

•
Fluctuation in customer and consumer growth and demand, particularly during the months when the demand for metal beverage beer and soft drink cans is heaviest; loss of one or more major customers or changes to contracts with one or more customers; manufacturing overcapacity or under capacity; failure to achieve anticipated productivity improvements or production cost reductions including those associated with capital expenditures such as our beverage can end project; changes in climate and weather; fruit, vegetable and fishing yields; interest rates, particularly on the floating rate debt of the company; labor strikes and work stoppages; boycotts; antitrust, intellectual property, consumer and other litigation; level of maintenance and capital expenditures; capital availability; economic conditions; and acts of war, terrorism or catastrophic events.

•	Competition in pricing and the possible decrease in, or loss of, sales resulting therefrom.

•	The timing and extent of regulation or deregulation; competition in each line of business; product development and introductions; and technology changes.

•	Ball’s ability or inability to have available sufficient production capacity in a timely manner.

•	Overcapacity in foreign and domestic metal and plastic container industry production facilities and its impact on pricing and financial results.

•
Regulatory action or federal, state, local or foreign laws, including restrictive packaging legislation such as recycling laws or the German mandatory deposit legislation, and tax, environmental and workplace safety laws and regulations.

•
Regulatory action or laws including those related to corporate governance and financial reporting, regulations and standards, including changes in generally accepted accounting principles or their interpretation.

•	Loss contingencies related to income and other tax matters, including those arising from audits performed by U.S. and foreign tax authorities.

•	Difficulties in obtaining raw materials, supplies, energy such as gas and electric power, and natural resources needed for the production of metal and plastic containers as well as aerospace products.

Page 1of 2

Exhibit 99 (continued)

•
The availability and cost of raw materials, supplies, power and natural resources needed for the production of metal and plastic containers as well as aerospace products including due to the effects of hurricanes Katrina and Rita; increases and trends in various employee benefits and labor costs, including pension, medical and health care costs incurred in the countries in which Ball has operations; and rates of return projected and earned on assets and discount rates used to measure future obligations and expenses of the company’s defined retirement plans.

•	The ability or inability to pass on to customers changes in raw material cost, particularly resin, steel and aluminum.

•
International business and market risks (including foreign exchange rates, tax rates and activities of foreign subsidiaries), particularly in Europe, and in countries such as China and Brazil; political and economic instability in foreign markets; restrictive trade practices of the United States or foreign governments; the imposition of duties, taxes or other government charges by the United States or foreign governments; exchange controls.

•
Changes in the foreign exchange rate of the United States dollar against the European euro, British pound, Polish zloty, Serbian dinar, Hong Kong dollar, Canadian dollar, Chinese renminbi and Brazilian real, and in the foreign exchange rate of the euro against the British pound, Polish zloty and Serbian dinar.

•
Terrorist activity or war that disrupts the company’s production, supply, pricing or availability of the company’s goods and services, including raw materials and energy costs, and/or disrupts the company’s ability to obtain adequate credit resources for the foreseeable financing requirements of the company’s businesses.

•	The number and timing of the purchases of the company’s common shares or the ability to obtain adequate credit resources for foreseeable financing requirements of the company’s businesses.

•	Undertaking successful and unsuccessful acquisitions, joint ventures and divestitures and the integration activities associated with acquisitions and joint ventures.

•	The ability or inability to achieve technological and product extensions or new technological and product advances in the company’s businesses.

•
Delays, extensions and technical uncertainties, as well as schedules of performance associated with contracts for aerospace products and services, and the success or lack of success of satellite launches and the businesses and governments associated with aerospace products and services and the launches.

•
The authorization, funding and availability of government contracts and the nature and continuation of those contracts and related services provided thereunder, as well as the cancellation or termination of contracts for the United States government, other customers or other government contractors.

•	Actual versus estimated business consolidation and investment exit costs and the estimated net realizable values of assets associated with such activities; and goodwill impairment.

•	Changes to unaudited results due to statutory audits of our financial statements or management’s evaluation of the company’s internal controls over financial reporting.